FOR IMMEDIATE RELEASE

Exhibit 99.1
November 8, 2023
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2023
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and full year ended September 30, 2023.
Financial Results for the Quarter and Full Year:
•Revenues for the quarter and year grew 5% and 7% compared to the prior-year quarter and prior year, respectively.
•Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.14 from $0.09 in the prior-year quarter and for the year, decreased to $1.29 from $1.75 in the prior year.
•Excluding certain items(1), diluted EPS for the quarter increased to $0.82 from $0.30 in the prior-year quarter and for the year, increased to $3.76 from $3.53 in the prior year.
Key Points:
•Disney+ added nearly 7 million core subscribers in the fourth quarter. Key streaming content in the quarter included theatrical titles Elemental, Little Mermaid and Guardians of the Galaxy Vol. 3., original series Ahsoka and the Korean original series Moving.
•We continue to expect that our combined streaming businesses will reach profitability in Q4 of FY24, although progress may not look linear from quarter to quarter.
•Domestic ESPN revenue and operating income grew year over year in both fiscal year 2022 and fiscal year 2023, demonstrating the value of sports and the power of the ESPN brand.
•Experiences operating income increased by over 30% versus the prior-year quarter, with year over year growth across all international sites, Disney Cruise Line, Disney Vacation Club and Disneyland Resort. At Walt Disney World, we continue to manage against wage inflation and challenging comparisons to the prior year from the 50th anniversary celebration.
•We continue to aggressively manage our cost base, and have increased our annualized efficiency target to $7.5 billion, versus $5.5 billion previously.
•We expect to grow free cash flow in fiscal 2024 significantly versus fiscal 2023, approaching levels last seen pre-pandemic. This continued robust free cash flow growth, alongside our strong balance sheet, will position us well to address our investment and shareholder goals for the year and going forward.
“Our results this quarter reflect the significant progress we’ve made over the past year,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “While we still have work to do, these efforts have allowed us to move beyond this period of fixing and begin building our businesses again. We have a solid foundation of creative excellence and innovation built over the past century, which has only been reinforced by the important restructuring and cost efficiency work we’ve done this year, and we’re on track to achieve roughly $7.5 billion in cost reductions. Combined with our portfolio of valuable businesses, brands and assets – and the way we manage them together – Disney has a strong hand that differentiates us from others in our industry.
“As we look forward, there are four key building opportunities that will be central to our success: achieving significant and sustained profitability in our streaming business, building ESPN into the preeminent digital sports platform, improving the output and economics of our film studios, and turbocharging growth in our parks and experiences business. We have already made considerable advancements in these four areas and will continue to move forward with a sense of purpose and urgency, and I’m bullish about the opportunities we have before us to create lasting growth and increase shareholder value.”
(1) Diluted EPS excluding certain items is a non-GAAP financial measure. The most comparable GAAP measure is diluted EPS from continuing operations. See the discussion on pages 16 through 18 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

The following table summarizes fourth quarter and full year results for fiscal 2023 and 2022:

	Quarter Ended			Year Ended
($ in millions, except per share amounts)	Sept. 30, 2023	Oct. 1, 2022	Change	Sept. 30, 2023	Oct. 1, 2022	Change
Revenues	$21,241	$20,150	5%	$88,898	$82,722	7%
Income from continuing operations before income taxes	$1,007	$376	>100%	$4,769	$5,285	(10) %
Total segment operating income(1)	$2,976	$1,597	86%	$12,863	$12,121	6%
Diluted EPS from continuing operations	$0.14	$0.09	56%	$1.29	$1.75	(26) %
Diluted EPS excluding certain items(1)	$0.82	$0.30	>100%	$3.76	$3.53	7%
Cash provided by continuing operations	$4,802	$2,524	90%	$9,866	$6,002	64%
Free cash flow(1)	$3,428	$1,376	>100%	$4,897	$1,059	>100%
The following table summarizes fourth quarter and full year segment revenue and operating income (loss) for fiscal 2023 and 2022:

	Quarter Ended			Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change	Sept. 30, 2023	Oct. 1, 2022	Change
Segment revenues:
Entertainment	$9,524	$9,294	2%	$40,635	$39,569	3%
Sports	3,910	3,900	— %	17,111	17,270	(1) %
Experiences	8,160	7,253	13%	32,549	28,085	16%
Eliminations(2)	(353)	(297)	(19) %	(1,397)	(1,179)	(18) %
Total segment revenues	21,241	20,150	5%	88,898	83,745	6%
Content License Early Termination(3)	—	—	nm	—	(1,023)	100%
Total revenue	$21,241	$20,150	5%	$88,898	$82,722	7%
Segment operating income (loss):
Entertainment	$236	$(608)	nm	$1,444	$2,126	(32) %
Sports	981	863	14%	2,465	2,710	(9) %
Experiences	1,759	1,342	31%	8,954	7,285	23%
Total segment operating income(1)	$2,976	$1,597	86%	$12,863	$12,121	6%
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income from continuing operations before income taxes, diluted EPS from continuing operations and cash provided by continuing operations, respectively. See the discussion on pages 16 through 20 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects fees paid by Direct-to-Consumer to Sports and other Entertainment businesses for the right to air their linear networks on Hulu Live and fees paid by Entertainment to Sports to program ESPN on ABC and certain sports content on Star+.
(3)In February 2022, the Company terminated certain license agreements with a customer for film and television content, which was delivered in previous years, in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination).

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Entertainment
Revenue and operating results for the Entertainment segment are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenues:
Linear Networks	$2,628	$2,892	(9) %
Direct-to-Consumer	5,036	4,494	12%
Content Sales/Licensing and Other	1,860	1,908	(3) %
	$9,524	$9,294	2%
Operating income (loss):
Linear Networks	$805	$806	— %
Direct-to-Consumer	(420)	(1,406)	70%
Content Sales/Licensing and Other	(149)	(8)	>(100) %
	$236	$(608)	nm
Linear Networks
Linear Networks revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenue
Domestic	$2,099	$2,309	(9) %
International	529	583	(9) %
	$2,628	$2,892	(9) %
Operating income
Domestic	$528	$556	(5) %
International	115	118	(3) %
Equity in the income of investees	162	132	23%
	$805	$806	— %
Domestic
The decrease in domestic operating income was due to:
•A decrease in advertising revenue primarily at the ABC Network and the owned TV stations
◦Lower network advertising revenue was attributable to fewer impressions from lower average viewership
◦The decrease at the owned TV stations was due to lower political advertising revenue
•Lower affiliate revenue reflecting a decline in subscribers, partially offset by higher contractual rates
•Lower marketing costs driven by fewer season premieres
•A decrease in programming and production costs due to lower costs at the ABC Network in part driven by the impact of guild strikes

Equity in the Income of Investees
Income from equity investees increased due to improved results from A+E Television Networks (A+E) driven by lower marketing costs and higher income from program sales, partially offset by a decrease in affiliate revenue.
Direct-to-Consumer
Direct-to-Consumer (Disney+, Disney+ Hotstar and Hulu) revenues and operating loss are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenue	$5,036	$4,494	12%
Operating loss	$(420)	$(1,406)	70%
The decrease in operating loss was due to:
•Higher subscription revenue attributable to:
◦Increases in retail pricing at Disney+ Core and Hulu
◦Subscriber growth at Disney+ Core and Hulu
•Lower marketing, technology and distribution costs
•An increase in programming and production costs due to higher subscriber-based fees for programming the Hulu Live TV service attributable to more subscribers and rate increases
Fourth Quarter of Fiscal 2023 Comparison to Third Quarter of Fiscal 2023
The following tables and related discussion present additional information about our Disney+ and Hulu direct-to-consumer (DTC) product offerings(1) on a sequential quarter basis.
Paid subscribers(1) at:

(in millions)	Sept. 30, 2023	Jul. 1, 2023	Change
Disney+
Domestic (U.S. and Canada)	46.5	46.0	1%
International (excluding Disney+ Hotstar)(1)	66.1	59.7	11%
Disney+ Core(2)	112.6	105.7	7%

Disney+ Hotstar	37.6	40.4	(7) %

Hulu
SVOD Only	43.9	44.0	— %
Live TV + SVOD	4.6	4.3	7%
Total Hulu(2)	48.5	48.3	— %

Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	Sept. 30, 2023	Jul. 1, 2023	Change
Disney+
Domestic (U.S. and Canada)	$7.50	$7.31	3%
International (excluding Disney+ Hotstar)(1)	6.10	6.01	1%
Disney+ Core	6.70	6.58	2%

Disney+ Hotstar	0.70	0.59	19%

Hulu
SVOD Only	12.11	12.39	(2) %
Live TV + SVOD	90.08	91.80	(2) %
(1)See discussion on page 15—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber increased from $7.31 to $7.50 due to higher advertising revenue.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $6.01 to $6.10 due to an increase in average retail pricing, partially offset by a higher mix of subscribers to promotional offerings.
Disney+ Hotstar average monthly revenue per paid subscriber increased from $0.59 to $0.70 due to a lower mix of wholesale subscribers and higher advertising revenue.
Hulu SVOD Only average monthly revenue per paid subscriber decreased from $12.39 to $12.11 primarily due to lower advertising revenue and a higher mix of subscribers to multi-product offerings.
Hulu Live TV + SVOD average monthly revenue per paid subscriber decreased from $91.80 to $90.08 primarily due to lower advertising revenue.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating loss are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenue	$1,860	$1,908	(3) %
Operating loss	$(149)	$(8)	>(100) %
The increase in operating loss was due to:
•The performance of The Haunted Mansion in the current quarter compared to Thor: Love and Thunder in the prior-year quarter, partially offset by lower theatrical marketing costs for future releases
•An increase in home entertainment distribution results driven by higher unit sales

Sports
Sports revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenue
ESPN
Domestic	$3,455	$3,427	1%
International	363	357	2%
	3,818	3,784	1%
Star (India)	92	116	(21) %
	$3,910	$3,900	— %
Operating income (loss)
ESPN
Domestic	$987	$850	16%
International	(34)	(19)	(79) %
	953	831	15%
Star (India)	12	17	(29) %
Equity in the income of investees	16	15	7%
	$981	$863	14%
Domestic ESPN
Higher domestic ESPN operating results were primarily due to:
•A decrease in programming and production costs reflecting lower college football costs attributable to the non-renewal of certain contracts
•Growth in ESPN+ subscription revenue resulting from an increase in retail pricing and subscriber growth
•Lower marketing costs
•A modest increase in advertising revenue
•A decrease in affiliate revenue due to fewer subscribers and the temporary suspension of carriage with an affiliate, partially offset by higher contractual rates
Fourth Quarter of Fiscal 2023 Comparison to Third Quarter of Fiscal 2023
The following table presents additional information about ESPN+ on a sequential quarter basis.

	Sept. 30, 2023	Jul. 1, 2023	Change
Paid subscribers(1) at: (in millions)	26.0	25.2	3%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:	$5.34	$5.45	(2) %
(1)See discussion on page 15—DTC Product Descriptions and Key Definitions

Experiences
Experiences revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Revenue
Parks & Experiences
Domestic	$5,384	$5,010	7%
International	1,665	1,074	55%
Consumer Products	1,111	1,169	(5) %
	$8,160	$7,253	13%
Operating income
Parks & Experiences
Domestic	$808	$741	9%
International	441	74	>100%
Consumer Products	510	527	(3) %
	$1,759	$1,342	31%
Domestic Parks and Experiences
The increase in operating income at our domestic parks and experiences was due to:
•Growth at Disney Cruise Line resulting from increases in passenger cruise days and average ticket prices
•An increase at Disney Vacation Club attributable to sales of The Villas at Disneyland Hotel in the current quarter
•Lower results at our domestic parks and resorts, which reflected:
◦A decrease at Walt Disney World Resort resulting from:
▪Higher costs attributable to accelerated depreciation related to the closure of Star Wars: Galactic Starcruiser and inflation
▪To a lesser extent, lower guest spending driven by a decrease in average daily hotel room rates
◦Growth at Disneyland Resort due to:
▪Higher attendance
▪Increased guest spending primarily due to higher average ticket prices
▪Higher costs due to inflation
International Parks and Experiences
Higher international parks and experiences’ operating results were due to:
•An increase in operating results at Shanghai Disney Resort due to:
◦Guest spending growth attributable to an increase in average ticket prices
◦Higher volumes due to an increase in attendance

•Higher operating income at Hong Kong Disneyland Resort attributable to:
◦Guest spending growth due to an increase in average ticket prices
◦Higher volumes resulting from increases in attendance and occupied room nights. Results reflected 81 days of operations in the current quarter compared to 65 days in the prior-year quarter.
◦Increased costs primarily attributable to new guest offerings and inflation
OTHER FINANCIAL INFORMATION
DTC Streaming Businesses:
Revenue and operating loss for our combined DTC streaming businesses, which consist of the Direct-to-Consumer line of business at the Entertainment segment and ESPN+ at the Sports segment, are as follows:

	Quarter Ended		Change	Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022		Sept. 30, 2023	Oct. 1, 2022	Change
Revenue	$5,553	$4,912	13%	$21,926	$19,576	12%
Operating loss (1)	$(387)	$(1,472)	74%	$(2,612)	$(4,013)	35%
(1)DTC streaming businesses operating loss is not a financial measure defined by GAAP. The most comparable GAAP measures are segment operating income for the Entertainment segment and Sports segment. See the discussion on page 20 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measures.
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $41 million for the quarter, from $334 million to $293 million, due to lower compensation and human resource-related costs.
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges of $1,021 million comprising:
•$721 million of goodwill impairments related to our general entertainment and international sports linear networks
•$141 million for an impairment of an equity investment
•$137 million primarily for impairments of licensed content to align with the strategic change in our approach to content curation
•$22 million for severance
Other Income (Expense), net
In the prior-year quarter, the Company recorded a $63 million gain to adjust its investment in DraftKings, Inc. to fair value.

Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change
Interest expense	$(501)	$(434)	(15) %
Interest income, investment income and other	219	63	>100%
Interest expense, net	$(282)	$(371)	24%
The increase in interest expense was primarily due to higher average rates, partially offset by lower average debt balances and higher capitalized interest.
The increase in interest income, investment income and other resulted from higher interest income on cash balances driven by an increase in interest rates, and a larger benefit from pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change
Amounts included in segment results:
Entertainment	$158	$130	22%
Sports	16	15	7%
A+E gain(1)	56	—	nm
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$227	$142	60%
(1)Restructuring and impairment charges include the impact of a content license agreement termination with A+E, which generated a gain at A+E. The Company’s 50% interest in this gain was $56 million (A+E gain).
Income from equity investees increased $85 million, to $227 million from $142 million, due to higher income from A+E.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Sept. 30, 2023	Oct. 1, 2022
Income from continuing operations before income taxes	$1,007	$376
Income tax expense on continuing operations	313	122
Effective income tax rate - continuing operations	31.1%	32.4%
The decrease in the effective income tax rate was due to lower average tax rates on foreign earnings in the current quarter compared to the prior-year quarter. This benefit was largely offset by a less favorable effect from adjustments related to previous years’ tax matters and an unfavorable impact from the goodwill impairment, which was not tax deductible.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change
Net income from continuing operations attributable to noncontrolling interests	$(430)	$(92)	>(100) %
The increase in net income from continuing operations attributable to noncontrolling interests was due to improved results at our Asia Theme Parks and higher accretion of NBC Universal’s interest in Hulu.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows:

	Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change
Cash provided by operations	$9,866	$6,002	$3,864
Investments in parks, resorts and other property	(4,969)	(4,943)	(26)
Free cash flow(1)	$4,897	$1,059	$3,838
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 19 through 20.
Cash provided by operations increased by $3.9 billion from $6.0 billion in the prior year to $9.9 billion in the current year. The increase was primarily due to lower spending on film and television content and higher operating income at Experiences, partially offset by the timing of payments for sports content.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows:

	Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Entertainment	$1,032	$802
Sports	15	8
Experiences
Domestic	2,203	2,680
International	822	767
Total Experiences	3,025	3,447
Corporate	897	686
Total investments in parks, resorts and other property	$4,969	$4,943

Capital expenditures were comparable to the prior year as lower spending at Experiences was offset by higher spending for Corporate facilities and at Entertainment. The decrease in spending at Experiences was due to lower spending on cruise ship fleet expansion. The increase in spending at Entertainment was driven by higher technology spending to support our streaming services.
Depreciation expense was as follows:

	Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022
Entertainment	$669	$560
Sports	73	90
Experiences
Domestic	2,011	1,680
International	669	662
Total Experiences	2,680	2,342
Corporate	204	191
Total depreciation expense	$3,626	$3,183

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; $ in millions, except per share data)

	Quarter Ended		Year Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenues	$21,241	$20,150	$88,898	$82,722
Costs and expenses	(19,158)	(19,608)	(79,906)	(75,952)
Restructuring and impairment charges	(1,021)	—	(3,892)	(237)
Other income (expense), net	—	63	96	(667)
Interest expense, net	(282)	(371)	(1,209)	(1,397)
Equity in the income of investees	227	142	782	816
Income from continuing operations before income taxes	1,007	376	4,769	5,285
Income taxes on continuing operations	(313)	(122)	(1,379)	(1,732)
Net income from continuing operations	694	254	3,390	3,553
Loss from discontinued operations, net of income tax benefit of $0, $0, $0 and $14, respectively	—	—	—	(48)
Net income	694	254	3,390	3,505
Net income from continuing operations attributable to noncontrolling interests	(430)	(92)	(1,036)	(360)
Net income attributable to The Walt Disney Company (Disney)	$264	$162	$2,354	$3,145

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.14	$0.09	$1.29	$1.75
Discontinued operations	—	—	—	(0.03)
	$0.14	$0.09	$1.29	$1.72
Basic
Continuing operations	$0.14	$0.09	$1.29	$1.75
Discontinued operations	—	—	—	(0.03)
	$0.14	$0.09	$1.29	$1.73

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,833	1,826	1,830	1,827
Basic	1,831	1,824	1,828	1,822
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	September 30, 2023	October 1, 2022
ASSETS
Current assets
Cash and cash equivalents	$14,182	$11,615
Receivables, net	12,330	12,652
Inventories	1,963	1,742
Content advances	3,002	1,890
Other current assets	1,286	1,199
Total current assets	32,763	29,098
Produced and licensed content costs	33,591	35,777
Investments	3,080	3,218
Parks, resorts and other property
Attractions, buildings and equipment	70,090	66,998
Accumulated depreciation	(42,610)	(39,356)
	27,480	27,642
Projects in progress	6,285	4,814
Land	1,176	1,140
	34,941	33,596
Intangible assets, net	13,061	14,837
Goodwill	77,067	77,897
Other assets	11,076	9,208
Total assets	$205,579	$203,631
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,671	$20,213
Current portion of borrowings	4,330	3,070
Deferred revenue and other	6,138	5,790
Total current liabilities	31,139	29,073
Borrowings	42,101	45,299
Deferred income taxes	7,258	8,363
Other long-term liabilities	12,069	12,518
Commitments and contingencies
Redeemable noncontrolling interests	9,055	9,499
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	57,383	56,398
Retained earnings	46,093	43,636
Accumulated other comprehensive loss	(3,292)	(4,119)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	99,277	95,008
Noncontrolling interests	4,680	3,871
Total equity	103,957	98,879
Total liabilities and equity	$205,579	$203,631

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Year Ended
	September 30, 2023	October 1, 2022
OPERATING ACTIVITIES
Net income from continuing operations	$3,390	$3,553
Depreciation and amortization	5,369	5,163
Impairments of produced and licensed content costs and goodwill	2,987	—
Net (gain)/loss on investments	(166)	714
Deferred income taxes	(1,346)	200
Equity in the income of investees	(782)	(816)
Cash distributions received from equity investees	720	779
Net change in produced and licensed content costs and advances	(1,908)	(6,271)
Equity-based compensation	1,143	977
Pension and postretirement medical cost amortization	4	620
Other, net	278	595
Changes in operating assets and liabilities
Receivables	358	605
Inventories	(183)	(420)
Other assets	(201)	(707)
Accounts payable and other liabilities	(1,142)	964
Income taxes	1,345	46
Cash provided by operations - continuing operations	9,866	6,002

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,969)	(4,943)
Proceeds from sales of investments	458	52
Other, net	(130)	(117)
Cash used in investing activities - continuing operations	(4,641)	(5,008)

FINANCING ACTIVITIES
Commercial paper payments, net	(191)	(334)
Borrowings	83	333
Reduction of borrowings	(1,675)	(4,016)
Proceeds from exercise of stock options	52	127
Contributions from / sales of noncontrolling interests	735	74
Acquisition of redeemable noncontrolling interests	(900)	—
Other, net	(828)	(913)
Cash used in financing activities - continuing operations	(2,724)	(4,729)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	—	8
Cash used in financing activities - discontinued operations	—	(12)
Cash used in discontinued operations	—	(4)

Impact of exchange rates on cash, cash equivalents and restricted cash	73	(603)

Change in cash, cash equivalents and restricted cash	2,574	(4,342)
Cash, cash equivalents and restricted cash, beginning of year	11,661	16,003
Cash, cash equivalents and restricted cash, end of year	$14,235	$11,661

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which the service is distributed to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss), all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income from continuing operations before income taxes, cash provided by continuing operations, or Entertainment and Sports segment operating income (loss) as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss) as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the fourth quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended September 30, 2023
As reported	$1,007	$(313)	$694	$0.14	56%
Exclude:
Restructuring and impairment charges(4)	965	(57)	908	0.50
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	429	(100)	329	0.18
Excluding certain items	$2,401	$(470)	$1,931	$0.82	>100%

Quarter Ended October 1, 2022
As reported	$376	$(122)	$254	$0.09
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	579	(136)	443	0.24
Other income, net(6)	(63)	15	(48)	(0.03)
Excluding certain items	$892	$(243)	$649	$0.30
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current quarter included impairments of goodwill ($721 million), an equity investment ($141 million), and licensed content ($137 million) and severance costs ($22 million), net of the A+E gain ($56 million).
(5)For the current quarter, intangible asset amortization was $361 million, step-up amortization was $65 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $415 million, step-up amortization was $161 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(6)DraftKings gain ($63 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the year:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Year Ended September 30, 2023:
As reported	$4,769	$(1,379)	$3,390	$1.29	(26) %
Exclude:
Restructuring and impairment charges(4)	3,836	(717)	3,119	1.69
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,998	(465)	1,533	0.82
Other income, net(6)	(96)	13	(83)	(0.05)
Excluding certain items	$10,507	$(2,548)	$7,959	$3.76	7%

Year Ended October 1, 2022:
As reported	$5,285	$(1,732)	$3,553	$1.75
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	2,353	(549)	1,804	0.97
Content License Early Termination	1,023	(238)	785	0.43
Other expense, net(6)	667	(156)	511	0.28
Restructuring and impairment charges(4)	237	(55)	182	0.10
Excluding certain items	$9,565	$(2,730)	$6,835	$3.53
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current year included content impairments ($2,577 million), severance costs ($357 million), impairments of goodwill ($721 million) and an equity investment ($141 million), and costs related to exiting our businesses in Russia ($69 million), net of the A+E gain ($56 million). Charges for the prior year were due to impairments of an intangible and other assets related to exiting our businesses in Russia.
(5)For the current year, intangible asset amortization was $1,547 million, step-up amortization was $439 million and amortization of intangible assets related to TFCF equity investees was $12 million. For the prior year, intangible asset amortization was $1,707 million, step-up amortization was $634 million and amortization of intangible assets related to TFCF equity investees was $12 million.
(6)For the current year, other income, net was due to a DraftKings loss ($169 million) and a gain on the sale of a business ($28 million), partially offset by a charge related to a legal ruling ($101 million). For the prior year, other expense, net was due to a DraftKings loss ($663 million).

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income from continuing operations before income taxes to total segment operating income:

	Quarter Ended			Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change	Sept. 30, 2023	Oct. 1, 2022	Change
Income from continuing operations before income taxes	$1,007	$376	>100%	$4,769	$5,285	(10) %
Add (subtract):
Content License Early Termination	—	—	nm	—	1,023	100%
Corporate and unallocated shared expenses	293	334	12%	1,147	1,159	1%
Restructuring and impairment charges and A+E gain	965	—	nm	3,836	237	>(100) %
Other (income) expense, net	—	(63)	(100) %	(96)	667	nm
Interest expense, net	282	371	24%	1,209	1,397	13%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	429	579	26%	1,998	2,353	15%
Total segment operating income	$2,976	$1,597	86%	$12,863	$12,121	6%
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.

The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended		Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Sept. 30, 2023	Oct. 1, 2022
Cash provided by operations - continuing operations	$4,802	$2,524	$9,866	$6,002
Cash used in investing activities - continuing operations	(1,382)	(1,136)	(4,641)	(5,008)
Cash used in financing activities - continuing operations	(597)	(2,482)	(2,724)	(4,729)
Cash used in discontinued operations	—	—	—	(4)
Impact of exchange rates on cash, cash equivalents and restricted cash	(101)	(249)	73	(603)
Change in cash, cash equivalents and restricted cash	2,722	(1,343)	2,574	(4,342)
Cash, cash equivalents and restricted cash, beginning of period	11,513	13,004	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$14,235	$11,661	$14,235	$11,661
The following table reconciles the Company’s consolidated cash provided by continuing operations to free cash flow:

	Quarter Ended			Year Ended
($ in millions)	Sept. 30, 2023	Oct. 1, 2022	Change	Sept. 30, 2023	Oct. 1, 2022	Change
Cash provided by operations - continuing operations	$4,802	$2,524	$2,278	$9,866	$6,002	$3,864
Investments in parks, resorts and other property	(1,374)	(1,148)	(226)	(4,969)	(4,943)	(26)
Free cash flow	$3,428	$1,376	$2,052	$4,897	$1,059	$3,838
DTC Streaming Businesses
The Company uses combined DTC streaming businesses operating income (loss) to evaluate the performance of its portfolio of streaming businesses and track progress against the Company’s goal of reaching profitability in Q4 of fiscal 2024 at its combined streaming businesses.
The following tables reconcile Entertainment and Sports segment operating income (loss) to the DTC streaming businesses operating loss:

	Quarter Ended
	September 30, 2023			October 1, 2022
($ in millions)	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$805	$948		$806	$929
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(420)	33	$(387)	(1,406)	(66)	$(1,472)
Content Sales/Licensing and Other	(149)	—		(8)	—
Segment operating income (loss)	$236	$981		$(608)	$863

	Year Ended
	September 30, 2023			October 1, 2022
	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$4,119	$2,581		$5,198	$3,299
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(2,496)	(116)	$(2,612)	(3,424)	(589)	$(4,013)
Content Sales/Licensing and Other	(179)	—		352	—
Segment operating income	$1,444	$2,465		$2,126	$2,710

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding financial performance, earnings expectations and expected drivers; value of our intellectual property, content offerings, businesses and assets, including franchises and brands; future cost reductions; plans for direct-to-consumer profitability; future free cash flow and funding sources; business plans; future performance and growth; plans, expectations, strategic priorities and drivers of growth and profitability and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•further deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 8, 2023, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The corresponding earnings presentation and webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601